NEWS RELEASE For More Information: Jason Gingerich VP, Investor Relations 800-282-6242 • 512-879-5101 • JasonGingerich@ProAssurance.com
ProAssurance Reports Results for Third Quarter 2022
BIRMINGHAM, AL – (BUSINESSWIRE) – November 8, 2022 – ProAssurance Corporation (NYSE: PRA) reports a net loss of $9.1 million, or $0.17 per diluted share, and an operating loss(1) of $3.0 million, or $0.06 per diluted share, for the three months ended September 30, 2022.
Highlights - Third Quarter 2022(2)
•Gross premiums written of $308 million in the quarter, in line with a year ago and driven by strong premium retention and renewal pricing increases in the Specialty P&C segment
•Favorable prior accident year reserve development of $7 million
•Consolidated combined ratio of 107.9%, up 1.3 points
•Consolidated operating ratio of 98.3%, improving 1.2 points
•Net investment income of $25 million, an increase of 28%
•Equity in losses of unconsolidated subsidiaries of $6.9 million, reflecting lower market valuations in LP/LLC investments
•Adjusted book value per share(1) of $25.75, down $0.21 and $0.41 per share from June 30, 2022 and December 31, 2021, respectively

(1) Represents a Non-GAAP financial measure. See a reconciliation to its GAAP counterpart under the heading “Non-GAAP Financial Measures” that follows
(2) Comparisons are to the third quarter of 2021

Management Commentary & Results of Operations
Third quarter results for our operating segments reflect the competitive underwriting environment in our primary lines of business as well as the continued trends toward higher interest rates in the investment markets. Compared to the third quarter of 2021, our combined ratio increased by 1.3 points, while our operating ratio improved 1.2 points to 98.3%. For the 9 months ended September 30, 2022, our combined ratio improved by 2.4 points to 105.7% and the operating ratio improved by 3.7 points to 97.0%.
Ned Rand, President and Chief Executive Officer of ProAssurance, commented on the results of the quarter. “This quarter’s results were noteworthy for the strong client retention and improved pricing in the Specialty P&C segment, which produced an increase in gross written premium. Our reputation for client service is a differentiator that delivers value for our policyholders and provides loyalty in a competitive market.
“We were also pleased to see the improvement in the Workers Compensation Insurance segment results, as our team at Eastern recognized the developing trends, and their quick action brought about notable progress in the net loss ratio compared to last year. Understanding subtle shifts in the business and timely responding to them should contribute to better results over time.”
Net investment income showed substantial growth this quarter, increasing by 28% to $25 million for the quarter. This continues a trend of higher investment income as a result of rising interest rates. We expect this to continue, as reinvestment rates are now considerably higher than the average book yield of maturing investments.
Mr. Rand noted: “A sustained move higher in interest rates should provide a significant and sustainable tailwind to our investment income. The investment leverage in our $4.4 billion investment portfolio is expected to provide a substantial improvement in book yield through the rest of this year and into 2023. We are pleased to see the fixed income markets return to more normalized environment that offers a reasonable return to bond owners.”
Our book value per share of $19.75 declined approximately 9% since June 30, 2022, as interest rates continued to increase in the current quarter. This resulted in after-tax unrealized holding losses of $90 million from our fixed maturity portfolio and net investment losses of $8.3 million, primarily unrealized holding losses from our convertible and equity securities. Adjusted book value per share, which excludes Accumulated Other Comprehensive Income (AOCI), is $25.75 as of September 30, 2022 as compared to $25.96 as of June 30, 2022.

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CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
Selected consolidated financial data for each period is summarized in the table below.
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2022	2021	Change	2022	2021	Change
Revenues
Gross premiums written(1)	$308,430	$308,655	(0.1%)	$879,512	$741,883	18.6%
Net premiums written	$281,989	$287,043	(1.8%)	$803,055	$677,527	18.5%
Net premiums earned	$258,355	$272,248	(5.1%)	$771,337	$698,598	10.4%
Net investment income	24,745	19,278	28.4%	67,132	51,713	29.8%
Equity in earnings (loss) of unconsolidated subsidiaries	(6,852)	15,244	(144.9%)	5,948	33,959	(82.5%)
Net investment gains (losses)(2)	(8,262)	530	(1,658.9%)	(45,652)	20,212	(325.9%)
Other income(1)	5,097	2,400	112.4%	13,215	6,862	92.6%
Total revenues(1)	273,083	309,700	(11.8%)	811,980	811,344	0.1%
Expenses
Net losses and loss adjustment expenses	198,073	223,393	(11.3%)	585,166	555,030	5.4%
Underwriting, policy acquisition and operating expenses(1)	80,679	66,812	20.8%	229,788	200,450	14.6%
SPC U.S. federal income tax expense	433	431	0.5%	1,424	1,291	10.3%
SPC dividend expense (income)	183	1,320	(86.1%)	1,697	5,926	(71.4%)
Interest expense	5,513	5,814	(5.2%)	14,872	14,203	4.7%
Total expenses(1)	284,881	297,770	(4.3%)	832,947	776,900	7.2%
Gain on bargain purchase	—	—	nm	—	74,408	nm
Income (loss) before income taxes	(11,798)	11,930	(198.9%)	(20,967)	108,852	(119.3%)
Income tax expense (benefit)	(2,673)	(270)	(890.0%)	(6,623)	(3,132)	(111.5%)
Net income (loss)	$(9,125)	$12,200	(174.8%)	$(14,344)	$111,984	(112.8%)
Non-GAAP operating income (loss)	$(2,976)	$13,766	(121.6%)	$21,033	$42,452	(50.5%)
Weighted average number of common shares outstanding
Basic	53,990	53,982		54,023	53,955
Diluted	54,124	54,078		54,151	54,042
Earnings (loss) per share
Net income (loss) per diluted share	$(0.17)	$0.23	$(0.40)	$(0.27)	$2.07	$(2.34)
Non-GAAP operating income (loss) per diluted share	$(0.06)	$0.25	$(0.31)	$0.39	$0.79	$(0.40)
(1) Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 11 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2022 report on Form 10-Q for amounts by line item.
(2) This line item typically includes both realized and unrealized investment gains and losses, as well as investment impairments. Detailed information regarding the components of net investment gains (losses) are included in Note 3 of the Notes to Condensed Consolidated Financial Statements in our September 30, 2022 report on Form 10-Q.
The abbreviation “nm” indicates that the information or the percentage change is not meaningful.
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BALANCE SHEET HIGHLIGHTS
($ in thousands, except per share data)	September 30, 2022	December 31, 2021
Total investments	$4,385,507	$4,828,323
Total assets	$5,783,319	$6,191,477
Total liabilities	$4,717,323	$4,763,090
Common shares (par value $0.01)	$634	$633
Retained earnings	$1,412,042	$1,434,491
Treasury shares	$(419,214)	$(415,962)
Shareholders’ equity	$1,065,996	$1,428,387
Book value per share	$19.75	$26.46
Non-GAAP adjusted book value per share(1)	$25.75	$26.16
(1) Adjusted book value per share is a Non-GAAP financial measure. See a reconciliation of book value per share to Non-GAAP adjusted book value per share under the heading “Non-GAAP Financial Measures” that follows.

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CONSOLIDATED KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Current accident year net loss ratio	79.5%	85.2%	80.0%	83.3%
Effect of prior accident years’ reserve development	(2.8%)	(3.1%)	(4.1%)	(3.9%)
Net loss ratio	76.7%	82.1%	75.9%	79.4%
Underwriting expense ratio(2)	31.2%	24.5%	29.8%	28.7%
Combined ratio	107.9%	106.6%	105.7%	108.1%
Operating ratio	98.3%	99.5%	97.0%	100.7%
Return on equity(1)	(3.3%)	4.0%	(1.5%)	4.2%
Non-GAAP operating return on equity(1)(2)	(1.1%)	4.1%	2.2%	4.2%

Combined ratio, excluding transaction-related costs(3)	107.9%	105.8%	105.5%	104.8%
(1) Quarterly amounts are annualized. Refer to our September 30, 2022 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) See a reconciliation of ROE to Non-GAAP ROE under the heading “Non-GAAP Financial Measures” that follows.
(3) Our consolidated underwriting expense ratio for the nine months ended September 30, 2022 includes $1.9 million as compared to $2.3 million and $23.5 million for the three and nine months ended September 30, 2021 of transaction-related costs included in consolidated operating expenses associated with our acquisition of NORCAL. These costs do not reflect normal operating results.

SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$238,043	$235,091	1.3%	$663,476	$515,414	28.7%
Net premiums written	$216,131	$218,636	(1.1%)	$600,984	$467,383	28.6%
Net premiums earned	$192,762	$203,716	(5.4%)	$574,276	$487,963	17.7%
Other income	832	860	(3.3%)	3,755	2,800	34.1%
Total revenues	193,594	204,576	(5.4%)	578,031	490,763	17.8%
Net losses and loss adjustment expenses	(154,361)	(176,490)	(12.5%)	(457,320)	(417,890)	9.4%
Underwriting, policy acquisition and operating expenses	(51,295)	(36,147)	41.9%	(142,252)	(91,369)	55.7%
Total expenses	(205,656)	(212,637)	(3.3%)	(599,572)	(509,259)	(17.7%)
Segment results	$(12,062)	$(8,061)	(49.6%)	$(21,541)	$(18,496)	(16.5%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Current accident year net loss ratio	82.9%	90.0%	84.3%	89.7%
Effect of prior accident years’ reserve development	(2.8%)	(3.4%)	(4.7%)	(4.1%)
Net loss ratio	80.1%	86.6%	79.6%	85.6%
Underwriting expense ratio	26.6%	17.7%	24.8%	18.7%
Combined ratio	106.7%	104.3%	104.4%	104.3%
The Specialty P&C segment third quarter result reflects increased gross written premium and continued decreases in the loss and loss adjustment expenses. Overall, the results were positively impacted by strong premium retention across the entire segment, pricing increases in all product lines and continued improvement in the accident year loss ratio. Exclusive of a total 3.9 percentage point impact from purchase accounting in the quarter, the combined ratio improved 1.5 percentage points as compared to the third quarter of 2021. The NORCAL acquisition continues to deliver strategic value to the organization and top line premium growth.
Gross written premiums increased 1% to $238 million in the third quarter. The 29% increase in top line premium through nine months is driven by the NORCAL acquisition. Net earned premium decreased 5% during the quarter which reflects the impact of underwriting efforts over the past year.
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Premium retention in the segment was 87%, an improvement of 3 percentage points over 2021, driven by an 89% retention in our Standard Physician business. The Specialty Healthcare retention was 74%, improving 5 percentage points compared to 2021 and reflects continued underwriting discipline in the large account space. Premium retention was 92% and 91% in our Medical Technology Liability and Small Business Unit lines of business, respectively. Overall, renewal pricing increases were 8% in the quarter, driven by the Standard Physician book at 9%. New business was approximately $12 million in the quarter, up from $11 million in the third quarter of 2021, as we face the challenges of a competitive marketplace.
The segment accident year loss ratio improved 7.1 percentage points compared to the same period in 2021, of which 4.3 percentage points represents a change in the ULAE. Further, we benefited from an overall 4.0 percentage point improvement in the loss ratio in the quarter, including 2.2 percentage points from the NORCAL book. This improvement in the loss ratio was driven by low claim frequency and our underwriting efforts.
The segment recognized net favorable prior accident year reserve development of $6 million in the quarter, compared to $7 million in the same period of 2021 as we navigate the challenges of social inflation and claims severity. Favorable development in both the current and prior year quarters included approximately $3 million related to the beneficial amortization of the purchase accounting adjustments on NORCAL's reserves.
The expense ratio in the third quarter of 2022 was 26.6%. Excluding purchase accounting, one time expenses and ULAE change, the expense ratio increased 1 percentage point as compared to the same period of 2021. This increase in the ratio was almost entirely driven by a higher volume of premium subject to broker commissions in the NORCAL book and lower levels of earned premium for the quarter. We continue to proactively manage expenses in the current high inflation environment.
Refer to our September 30, 2022 report on Form 10-Q for additional details on items impacting our Specialty P&C segment’s current accident year net loss ratio and underwriting expense ratio.

WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$63,543	$64,594	(1.6%)	$199,295	$194,767	2.3%
Net premiums written	$43,973	$46,702	(5.8%)	$131,796	$134,370	(1.9%)

Net premiums earned	$42,063	$42,235	(0.4%)	$124,456	$122,872	1.3%
Other income	554	437	26.8%	1,753	1,730	1.3%
Total revenues	42,617	42,672	(0.1%)	126,209	124,602	1.3%

Net losses and loss adjustment expenses	(28,148)	(31,364)	(10.3%)	(83,306)	(85,323)	(2.4%)
Underwriting, policy acquisition and operating expenses	(14,146)	(13,521)	4.6%	(40,816)	(38,519)	6.0%
Total expenses	(42,294)	(44,885)	(5.8%)	(124,122)	(123,842)	0.2%
Segment results	$323	$(2,213)	(114.6%)	$2,087	$760	174.6%

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Current accident year net loss ratio	71.7%	77.8%	71.8%	74.0%
Effect of prior accident years’ reserve development	(4.8%)	(3.5%)	(4.9%)	(4.6%)
Net loss ratio	66.9%	74.3%	66.9%	69.4%
Underwriting expense ratio	33.6%	32.0%	32.8%	31.3%
Combined ratio	100.5%	106.3%	99.7%	100.7%
The Workers’ Compensation Insurance segment underwriting results improved in the third quarter of 2022, compared to the same period in 2021, primarily reflecting a lower net loss ratio and higher audit premium, partially offset by an increase in the expense ratio.
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Gross premiums written decreased during the three months ended September 30, 2022, compared to the same period in 2021, reflecting lower renewal and new business premium, partially offset by higher audit premium. In our traditional business, audit premium billed to policyholders totaled $2.9 million in 2022, compared to audit premium returned to policyholders of $0.1 million in 2021. Renewal premium was impacted by the loss of a large account and renewal rate decreases, partially offset by increased payroll exposure. New business writings were lower by $0.4 million in the third quarter of 2022 compared to the same period in 2021, and renewal rate decreases totaled 4.9% during the third quarter of 2022, reflecting the continuation of competitive workers’ compensation market conditions. Renewal retention in our traditional business was 77% in 2022, compared to 87% in 2021.
The net loss ratio improved to 66.9% during the three months ended September 30, 2022, compared to 74.3% for the same period in 2021. The current accident year net loss ratio improved 6.1 percentage points, primarily reflecting an improvement in claim trends. The third quarter 2021 current accident year net loss ratio reflected an increase in the full-year loss ratio to 74.0%, from 72.0% at the end of the second quarter, reflecting higher claim activity related to workers returning to full employment with the easing of pandemic-related restrictions in our operating territories, including the impact of labor shortages on the existing workforce. We recognized favorable prior accident year reserve development of $2.0 million and $1.5 million in the 2022 and 2021 third quarters, respectively.
The increase in the underwriting expense ratio in the third quarter of 2022 primarily reflects higher compensation-related costs from filling open positions and an increase in travel-related costs associated with the easing of pandemic-related restrictions and the return to more normal business-related activities.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$17,879	$15,244	17.3%	$62,882	$56,455	11.4%
Net premiums written	$15,672	$13,260	18.2%	$55,404	$49,656	11.6%

Net premiums earned	$17,811	$15,344	16.1%	$53,347	$47,500	12.3%
Net investment income	294	193	52.3%	617	620	(0.5%)
Net investment gains (losses)	(732)	204	(458.8%)	(4,225)	2,772	(252.4%)
Other income	1	—	nm	2	2	—%
Net losses and loss adjustment expenses	(11,407)	(8,693)	31.2%	(32,170)	(26,560)	21.1%
Underwriting, policy acquisition and operating expenses	(5,599)	(4,758)	17.7%	(15,203)	(15,078)	0.8%
SPC U.S. federal income tax expense(1)	(433)	(431)	0.5%	(1,424)	(1,291)	10.3%
SPC net results	(65)	1,859	(103.5%)	944	7,965	(88.1%)
SPC dividend (expense) income (2)	(183)	(1,320)	(86.1%)	(1,697)	(5,926)	(71.4%)
Segment results (3)	$(248)	$539	(146.0%)	$(753)	$2,039	(136.9%)
(1) Represents the provision for U.S. federal income taxes for SPCs at Inova Re, which have elected to be taxed as a U.S. corporation under Section 953(d) of the Internal Revenue Code. U.S. federal income taxes are included in the total SPC net results and are paid by the individual SPCs.

(2) Represents the net (profit) loss attributable to external cell participants.
(3) Represents our share of the net profit (loss) and OCI of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Current accident year net loss ratio	67.7%	67.2%	67.5%	66.3%
Effect of prior accident years’ reserve development	(3.7%)	(10.5%)	(7.2%)	(10.4%)
Net loss ratio	64.0%	56.7%	60.3%	55.9%
Underwriting expense ratio	31.4%	31.0%	28.5%	31.7%
Combined ratio	95.4%	87.7%	88.8%	87.6%
The Segregated Portfolio Cell Reinsurance segment result decreased in the third quarter of 2022, compared to the same period in 2021, primarily reflecting the decline in the equity and fixed income markets and an increase in the calendar year net loss ratio.
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Gross premiums written increased during the three months ended September 30, 2022, compared to the same period in 2021, primarily reflecting higher workers’ compensation audit premium and healthcare professional liability tail premium.
Consistent with the workers’ compensation insurance segment, renewal and new business premium reflect the competitive workers’ compensation market conditions. Renewal rate decreases were 4.3% during the 2022 third quarter.
The net loss ratio increased to 64% in the three months ended September 30, 2022 compared to 57% for the same period in 2021, reflecting an increase in the healthcare professional liability current accident year loss ratio and lower prior accident year net favorable development. Our current accident year loss ratio improved in the workers’ compensation business, primarily reflecting improved claim trends. The 2022 third quarter healthcare professional liability current accident year loss ratio primarily reflects an increase in the full year loss ratio of one program due to higher claim frequency. We do not participate in this program; therefore, the increased loss expense was reflected in SPC dividend expense and did not impact the segment result.
We recognized net favorable prior accident year reserve development of $0.6 million and $1.6 million during the third quarters of 2022 and 2021, respectively. The 2022 third quarter net favorable development included $1.3 million of favorable development related to our workers’ compensation business and $0.7 million of unfavorable development related to our healthcare professional liability business. The healthcare professional liability unfavorable development was driven by one program in which we do not participate.
The underwriting expense ratio was relatively consistent from 2021 to 2022. Underwriting expenses primarily reflect commissions and other expenses charged by the Workers’ Compensation Insurance and Specialty P&C segments.

LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross premiums written	$6,844	$8,970	(23.7%)	$16,741	$31,702	(47.2%)
Net premiums written	$6,213	$8,445	(26.4%)	$14,871	$26,118	(43.1%)

Net premiums earned	$5,719	$10,953	(47.8%)	$19,258	$40,263	(52.2%)
Net investment income	98	431	(77.3%)	453	1,677	(73.0%)
Net investment gains (losses)	(131)	35	(474.3%)	(1,015)	9	(11,377.8%)
Other income (loss)	168	283	(40.6%)	430	864	(50.2%)
Net losses and loss adjustment expenses	(4,157)	(6,846)	(39.3%)	(12,370)	(25,257)	(51.0%)
Underwriting, policy acquisition and operating expenses	(1,871)	(3,909)	(52.1%)	(6,087)	(15,219)	(60.0%)
Segment results	$(174)	$947	(118.4%)	$669	$2,337	(71.4%)

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
Current accident year net loss ratio	56.2%	50.4%	37.8%	54.5%
Effect of prior accident years’ reserve development	16.5%	12.1%	26.4%	8.2%
Net loss ratio	72.7%	62.5%	64.2%	62.7%
Underwriting expense ratio	32.7%	35.7%	31.6%	37.8%
Combined ratio	105.4%	98.2%	95.8%	100.5%

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Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the results from our current participation in Lloyd's of London Syndicate 1729 (5% participation for 2022 underwriting year) and our former participation in Syndicate 6131 (50% participation for 2021 underwriting year). Syndicate 6131 ceased assuming business from Syndicate 1729 beginning in the 2022 underwriting year; this was not reflected in our results until the second quarter of 2022 due to the one-quarter lag. We continue to view our participation at Lloyd’s as an investment outside our core operations.
Net premiums earned from our Lloyd’s Syndicates segment declined to $5.7 million primarily as a result of our decreased participation in the results of Syndicate 1729 and Syndicate 6131 for the 2021 underwriting year. The segment reported a combined ratio in the quarter of 105%, up 7 points from the prior year quarter, driven by higher than expected losses leading to $1.3 million of unfavorable prior year development.

CORPORATE SEGMENT

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Net investment income	$24,353	$18,654	30.6%	$66,062	$49,416	33.7%
Equity in earnings (loss) of unconsolidated subsidiaries:
All other investments, primarily investment fund LPs/LLCs	(4,688)	18,835	(124.9%)	12,347	45,489	(72.9%)
Tax credit partnerships	(2,164)	(3,591)	(39.7%)	(6,399)	(11,530)	(44.5%)
Total equity in earnings (loss) of unconsolidated subsidiaries:	(6,852)	15,244	(144.9%)	5,948	33,959	(82.5%)
Net investment gains (losses)	(7,399)	291	(2642.6%)	(40,412)	17,431	(331.8%)
Other income	4,695	1,542	204.5%	10,386	3,786	174.3%
Operating expenses	(8,921)	(6,872)	29.8%	(26,679)	(19,050)	40.0%
Interest expense	(5,513)	(5,814)	(5.2%)	(14,872)	(14,203)	4.7%
Income tax (expense) benefit	2,673	(219)	(1320.5%)	6,232	(1,369)	(555.2%)
Segment results	$3,036	$22,826	(86.7%)	$6,665	$69,970	(90.5%)

Consolidated effective tax rate	22.7%	(2.3%)		31.6%	(2.9%)

Our Corporate segment results for the third quarter of 2022 reflect the substantial rise in interest rates which has persisted throughout 2022. Higher fixed income yields led to an increase in net investment income to $24.4 million for the third quarter of 2022. The rise in interest rates also led to $7.4 million of net investment losses in the quarter, primarily due to unrealized holding losses in our fixed income holdings classified as equity investments.
Equity in earnings from our investment in LPs/LLCs, which are primarily reported to us on a one-quarter lag, decreased to a loss of $4.7 million in the quarter and reflected lower market valuations during the second quarter of 2022. Partially offsetting the lower earnings from our LP/LLC investments was lower amortization of tax credit partnership operating losses.
Other income increased during the quarter, driven by the effect of foreign currency exchange rate changes of $2.3 million related to foreign currency denominated loss reserves in our Specialty P&C segment. The effect of exchange rate changes on foreign currency denominated reserves are reported in our Corporate segment to be consistent with the reporting of the foreign currency denominated invested assets and associated investment income.
Operating expenses increased $2.0 million in the quarter due to a reduction in the management fee offset and an increase in professional fees.

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Non-GAAP Financial Measures
Non-GAAP Operating Income (Loss)
Non-GAAP operating income (loss) is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income (loss), we have excluded the effects of the items listed in the following table that do not reflect normal results. We believe Non-GAAP operating income (loss) presents a useful view of the performance of our insurance operations, however it should be considered in conjunction with net income (loss) computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income (loss):

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP OPERATING INCOME (LOSS)
	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share data)	2022	2021	2022	2021
Net income (loss)	$(9,125)	$12,200	$(14,344)	$111,984
Items excluded in the calculation of Non-GAAP operating income (loss):
Net investment (gains) losses	8,262	(530)	45,652	(20,212)
Net investment gains (losses) attributable to SPCs which no profit/loss is retained (1)	(562)	143	(3,362)	2,208
Transaction-related costs (2)	—	2,327	1,862	23,535
Guaranty fund assessments (recoupments)	4	53	130	186
Gain on bargain purchase (3)	—	—	—	(74,408)
Pre-tax effect of exclusions	7,704	1,993	44,282	(68,691)
Tax effect, at 21% (4)	(1,555)	(427)	(8,905)	(841)
After-tax effect of exclusions	6,149	1,566	35,377	(69,532)
Non-GAAP operating income (loss)	$(2,976)	$13,766	$21,033	$42,452
Per diluted common share:
Net income (loss)	$(0.17)	$0.23	$(0.27)	$2.07
Effect of exclusions	0.11	0.02	0.66	(1.28)
Non-GAAP operating income (loss) per diluted common share	$(0.06)	$0.25	$0.39	$0.79
(1) Net investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment. SPC results, including any net investment gain or loss, that are attributable to external cell participants are reflected in the SPC dividend expense (income). To be consistent with our exclusion of net investment gains (losses) recognized in earnings, we are excluding the portion of net investment gains (losses) that is included in the SPC dividend expense (income) which is attributable to the external cell participants.
(2)Transaction-related costs associated with our acquisition of NORCAL. We are excluding these costs as they do not reflect normal operating results and are unique and non-recurring in nature.
(3) Gain on bargain purchase associated with our acquisition of NORCAL which is considered unusual, infrequent and non-recurring in nature. As such, we have excluded the gain on bargain purchase from Non-GAAP operating income (loss) as it does not reflect normal operating results.
(4) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. We utilized the estimated annual effective tax rate method for the nine months ended September 30, 2022, while we utilized the discrete effective tax rate method for the nine months ended September 30, 2021. For the 2022 periods our effective tax rate was applied to these items in calculating net income (loss), excluding net investment gains (losses) and related adjustments. For the 2021 periods, our statutory tax rate was applied to these items in calculating net income (loss), excluding the 2021 gain on bargain purchase. Net investment gains (losses) in our Corporate segment are treated as discrete items and are tax effected at the annual expected statutory tax rate (21%) in the period they are included in our consolidated tax provision and net income (loss). The taxes associated with the net investment gains (losses) related to SPCs in our Segregated Portfolio Cell Reinsurance segment are paid by the individual SPCs and are not included in our consolidated tax provision or net income (loss); therefore, both the net investment gains (losses) from our Segregated Portfolio Cell Reinsurance segment and the adjustment to exclude the portion of net investment gains (losses) included in the SPC dividend expense (income) in the table above are not tax effected. The 2021 gain on bargain purchase is non-taxable and therefore had no associated income tax impact. See further discussion under the heading “Taxes” in the Executive Summary of Operations section of our September 30, 2022 report on Form 10-Q.
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NEWS RELEASE CONTINUES
Non-GAAP Operating ROE
The following table is a reconciliation of ROE to Non-GAAP operating ROE for the three and nine months ended September 30, 2022 and 2021:

	Three Months Ended September 30		Nine Months Ended September 30
	2022	2021	2022	2021
ROE(1)	(3.3%)	4.0%	(1.5%)	4.2%
Pre-tax effect of items excluded in the calculation of Non-GAAP operating ROE	2.8%	0.2%	4.7%	0.1%
Tax effect, at 21%(2)	(0.6%)	(0.1%)	(1.0%)	(0.1%)
Non-GAAP operating ROE	(1.1%)	4.1%	2.2%	4.2%
(1) Quarterly amounts are annualized. Refer to our September 30, 2022 report on Form 10-Q under the heading “Non-GAAP Operating ROE” in the Executive Summary of Operations section for details on our calculation.

(2) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items. See further discussion in footnote 4 in this section under the heading "Non-GAAP Operating Income."

Non-GAAP Adjusted Book Value per Share
The following table is a reconciliation of our book value per share to Non-GAAP adjusted book value per share at December 31, 2021 and September 30, 2022:

Book Value Per Share
Book Value Per Share at December 31, 2021	$26.46
Less: AOCI Per Share	0.30
Non-GAAP Adjusted Book Value Per Share at December 31, 2021	26.16
Increase (decrease) to Adjusted Book Value Per Share during the nine months ended September 30, 2022 attributable to:
Dividends declared	(0.15)
Net income (loss)	(0.27)
Other	0.01
Non-GAAP Adjusted Book Value Per Share at September 30, 2022	$25.75
Add: AOCI Per Share	(6.00)
Book Value Per Share at September 30, 2022	$19.75
Conference Call Information
ProAssurance management will discuss third quarter 2022 results during a conference call at 10:00 a.m. ET on Wednesday, November 9, 2022. US-based investors may access the call by dialing either (844) 200-6205 (toll free) or (646) 904-5544 (local), and international investors may dial +1 (929) 526-1599. The access code for all attendees is 941354. We will webcast the call at Investor.ProAssurance.com.
A replay will be available by telephone through at least November 16, 2022 using access code 354916. To access the replay, US-based investors may dial (866) 813-9403, and international investors may dial +44 (204) 525-0658. A replay will also be available for at least one year at Investor.ProAssurance.com. Investors may follow @ProAssurance on Twitter to be notified of the latest news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
ProAssurance Group is rated “A” (Excellent) by AM Best; NORCAL Group is rated “A-” (Excellent) by AM Best. ProAssurance and its operating subsidiaries (excluding NORCAL Group) are rated “A-” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting-edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought-provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.
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Caution Regarding Forward-Looking Statements
Any statements in this news release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to significant risks, assumptions and uncertainties that could cause actual results to differ materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions.
Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of agents or brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake and specifically declines any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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